                                                     Pursuant to Rule 424(b)(5)
                                                     Registration No. 333-34333

PROSPECTUS SUPPLEMENT
(To Prospectus dated September 26, 1997)

                                  $600,000,000

                               Xerox Corporation
                       5 1/2% NOTES DUE NOVEMBER 15, 2003

                            ------------------------

                   Interest payable on May 15 and November 15

                            ------------------------

         The Company may not redeem the notes before the maturity date.

                            ------------------------

                   PRICE 99.957% AND ACCRUED INTEREST, IF ANY

                            ------------------------

                                          PRICE TO      UNDERWRITING DISCOUNTS    PROCEEDS TO
                                           PUBLIC          AND COMMISSIONS          COMPANY
                                          --------      ----------------------    -----------
Per Note..............................    99.957%               .600%               99.357%
Total.................................  $599,742,000          $3,600,000          $596,142,000

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the notes to purchasers on November 16, 1998.

                            ------------------------

MORGAN STANLEY DEAN WITTER
                 CHASE SECURITIES INC.
                                   LEHMAN BROTHERS
                                                SALOMON SMITH BARNEY
November 10, 1998

                               TABLE OF CONTENTS

        PROSPECTUS SUPPLEMENT           PAGE
        ---------------------           ----
Use of Proceeds.......................  S-2
Description of the Notes..............  S-2
Underwriters..........................  S-3

              PROSPECTUS                PAGE
              ----------                ----

Available Information.................    2
Incorporation of Certain Documents by
  Reference...........................    2
The Company...........................    3
Xerox Overseas........................    3
Xerox Capital.........................    4
Use of Proceeds.......................    5
Ratio of Earnings to Fixed Charges of
  the Company.........................    5
Description of the Debt Securities and
  the Guarantees......................    5
Plan of Distribution..................   14
Legal Opinions........................   15
Experts...............................   15

                                USE OF PROCEEDS

     The net proceeds from the sale of the Notes (after expenses estimated at $100,000) will be used for general corporate purposes.

                            DESCRIPTION OF THE NOTES

     The following description of the particular terms of the Notes offered hereby supplements the general description of Debt Securities set forth in the Prospectus, to which description reference is hereby made. The Notes will be issued under an indenture dated as of October 21, 1997 (as amended, supplemented or modified from time to time, the "Indenture"), among the Company, the Subsidiary Issuers named therein and Citibank, N.A., as trustee (the "Trustee"). Capitalized terms not defined herein have the meanings assigned to them in the Prospectus or the Indenture.

GENERAL

     The Notes will mature on November 15, 2003 and will bear interest at the rate of 5 1/2% per annum from November 16, 1998, payable semiannually on May 15 and November 15 of each year, commencing May 15, 1999, to the persons in whose name the Notes are registered at the close of business on the May 1 or November 1 (whether or not a Business Day) next preceding such interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Each payment of interest shall include interest accrued to but excluding the interest payment date. Any payment of principal of or interest required to be made on a day that is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such day, and no additional amounts shall be payable as a result of such delayed payment. Interest will accrue from and including the most recent interest payment date or, if no interest has been paid or duly provided for, from and including the Original Issue Date, to but excluding the interest payment date. "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to be closed in The City of New York. Principal and interest will be payable at the offices of the Trustee, provided that, at the option of the Company, payment of interest will be made by check mailed to the address of the person entitled thereto as it appears in the register of the Notes maintained by the Trustee. The Notes will be transferable and exchangeable at the office of the Trustee and will be issued in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. The Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection with certain transfers and exchanges. The registered holder of a Note will be treated as the owner of it for all purposes.

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

REDEMPTION

     The Notes will not be redeemable prior to maturity.

THE TRUSTEE

     Citibank, N.A. is the Trustee under the Indenture and is an affiliate of Salomon Smith Barney Inc., one of the Underwriters. The Trustee is under no obligation to exercise any of its powers under the Indenture at the request of any of the holders of the Notes, unless such holders shall have offered the Trustee indemnity reasonably satisfactory to it.

BOOK-ENTRY, DELIVERY AND FORM

     The Notes will be issued in the form of one or more fully registered global notes (the "Global Notes") and will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), and registered in the name of Cede & Co., as DTC's nominee. See "Description of the Debt Securities and the Guarantees -- Global Securities" in the accompanying Prospectus, which describes the depositary's procedures and related matters which apply to the Global Notes. The Notes will not be issued in definitive form except as provided in the accompanying Prospectus. See "Description of the Debt Securities and the Guarantees -- Global Securities" in the accompanying Prospectus.

                                  UNDERWRITERS

     Under the terms and subject to the conditions set forth in the Underwriting Agreement, dated November 10, 1998 (the "Underwriting Agreement"), the underwriters named below (the "Underwriters") have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective principal amount of the Notes set forth opposite their respective names below:

                                                              PRINCIPAL AMOUNT
                            NAME                                  OF NOTES
                            ----                              ----------------
Morgan Stanley & Co. Incorporated...........................    $360,000,000
Chase Securities Inc. ......................................      80,000,000
Lehman Brothers Inc. .......................................      80,000,000
Salomon Smith Barney Inc. ..................................      80,000,000
                                                                ------------
          Total.............................................    $600,000,000
                                                                ============

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Notes are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The Underwriters are obligated to take and pay for all the Notes if any are taken.

     The Underwriters propose initially to offer part of the Notes to the public at the public offering price set forth on the cover page hereof and in part to certain dealers at prices that represent a concession not in excess of .35% of the principal amount of the Notes. Any Underwriter may allow, and such dealers may reallow, a concession not in excess of .25% of the principal amount of the Notes to certain other dealers. After the initial offering of the Notes, the offering price and other selling terms may from time to time be varied by the Underwriters.

     The Company does not intend to apply for listing of the Notes on a national securities exchange, but has been advised by the Underwriters that they presently intend to make a market in the Notes, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Notes and any such market making may be discontinued at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Notes.

     In order to facilitate the offering of the Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriters may over-allot in connection with this offering, creating short positions in the Notes for their own account. In addition, to cover over-allotments or to stabilize the price of the Notes, the Underwriters may bid for, and purchase, Notes in the open market. Finally, the Underwriters may reclaim selling concessions allowed to an underwriter or dealer for distributing Notes in this offering, if the Underwriters repurchase previously distributed Notes in transactions that cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     One or more of the Underwriters and their affiliates have provided and may in the future continue to provide investment banking and commercial banking services for the Company and its affiliates in the ordinary course of business for which they have received and will receive customary compensation.

                                       S-4